SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 31, 2007

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

                         One Independent Drive, Suite 114                                                                                                   32202
                                     Jacksonville, Florida
                       (Address of principal executive offices)                                                                                                 (Zip Code)

Registrant’s telephone number including area code:           (904)-598-7000

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

        [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2007, Regency Centers Corporation (“Regency”) entered into an Underwriting Agreement among Regency and Regency Centers, L.P., the operating partnership through which Regency conducts its business (“RCLP”) on the one hand, and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC as representatives of the several underwriters named therein (the “Underwriters”) on the other hand (the “Underwriting Agreement”) pursuant to which RCLP agreed to issue, and the Underwriters agreed to purchase, $400 million aggregate principal amount of RCLP’s 5.875% Notes due June 15, 2017 (the “Notes”). The Notes are guaranteed as to the payment of principal and interest by Regency. The offering of the Notes was consummated on June 5, 2007.

RCLP will use the proceeds from the offering of the Notes to repay borrowings under its $600 million line of credit facility.

Certain of the underwriters and their affiliates have provided, and may in the future provide, investment banking and/or commercial banking services to RCLP and its affiliates for which they have received, and may in the future receive, customary fees. J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Wells Fargo Securities, LLC, PNC Capital Markets, Inc., Comerica Securities, Inc., Mizuho Securities USA Inc. and Mitsubishi UFJ Securities International plc or their affiliates are among the lenders under RCLP’s $600 million line of credit who will receive the proceeds from RCLP’s repayment of its outstanding borrowings under this line of credit.

The Notes bear interest at a rate of 5.875% per annum and mature on June 15, 2017. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007, to holders of record at the close of business on the June 1 or December 1, respectively, immediately preceding such interest payment date.

The Notes were issued pursuant to the terms of an Indenture dated as of December 5, 2001, as supplemented by a First Supplemental Indenture dated June 5, 2007 with U.S. Bank National Association, as successor to Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee. The Indenture, together with all supplements and amendments thereto is referred to as the “Indenture”.

The Indenture contains certain financial covenants that limit, among other things, the ability of Regency and that of its subsidiaries to: (i) incur additional secured and unsecured debt; (ii) create liens on assets; or (iii) engage in certain business combinations. RCLP may, at its option, redeem some or all of the Notes at any time on not less than 30 and not more than 60 days’ prior written notice mailed to the holders of the Notes to be redeemed. The Notes will be redeemable at a price equal to the principal amount of the Notes being redeemed, plus accrued but unpaid interest on the portions being redeemed, plus a “make-whole” amount calculated under the Indenture.

The Supplemental Indenture changes the limits on indebtedness contained in the original Indenture for the Notes and any notes issued after the date of the Supplemental Indenture. Such changes include:

•	Increasing the allowable ratio of total consolidated indebtedness to Total Assets, as defined, from 60% to 65%; and

•	Changing the definition of Total Assets to include the value of stabilized properties based on their EBITDA capitalized at 7.5%, if that value is greater than their undepreciated book value.

The Indenture provides for customary events of default, including, among other things, nonpayment, failure to comply with the other agreements in the Indenture within certain specified periods of time, and events of bankruptcy, insolvency and reorganization.

Regency made customary representations and warranties in the Underwriting Agreement and further agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

This Form 8-K is being filed in order to incorporate by reference into RCLP’s Registration Statement on Form S-3 the Underwriting Agreement and the other required exhibits.

The description set forth above is qualified in its entirety by reference to the Underwriting Agreement, the First Supplemental Indenture, the specimen of the Notes, and the specimen of the guarantee which are attached as exhibits to this Form 8-K as well as the other documents previously filed as part of RCLP’s Registration Statement.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

D.	Exhibits:

        The exhibits below relate to the Notes and Registration Statement No. 333-125886-01 on Form S-3 of Regency Centers Corporation, and are filed for incorporation by reference in such Registration Statement.

1.1*	Underwriting Agreement dated as of May 31, 2007 among Regency Centers, L.P., Regency Centers
Corporation, and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC., as
underwriters and as representatives of other underwriters listed therein.
4.1*	First Supplemental Indenture dated of June 5, 2007 among Regency Centers, L.P., Regency Centers
Corporation, as Guarantor, and U.S. Bank National Association, as successor to Wachovia Bank,
National Association (formerly known as First Union National Bank), as Trustee.
4.2*	Form of Global Note for 5.875% Notes of Regency Centers, L.P.

4.3*	Guarantee of Regency Centers Corporation (included in Global Note filed as Exhibit 4.2)
5.1*	Opinion of Foley & Lardner LLP regarding legality of securities.
12.1*	Ratio of Earnings to Fixed Charges
23.1*	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibit 5.1).
*	Filed on the date hereof as an exhibit to the Current Report on Form 8-K of Regency Centers,
L.P. and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION (registrant)
Date: June 5, 2007	By: /s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
and Chief Accounting Officer

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